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EXHIBIT 99.1

A.D.A.M. Reports Record Revenues, Net Income and Operating Profits for 2001

        Atlanta, GA—March 14, 2002—A.D.A.M., Inc. (Nasdaq: ADAM), a leading developer and distributor of interactive health information, today announced its results for the fourth quarter and year ended December 31, 2001. For the year, fully diluted earnings per share were a record $0.24, compared to a loss per share of ($1.42) for the year ended December 31, 2000.

        Revenues for the year ended December 31, 2001 were a record $8,946,000 compared to revenues of $8,621,000 for the year ended December 31, 2000. For the year, the Company reported net income of $1,597,000 or $0.24 per fully diluted share as compared to a net loss of $7,854,000 or ($1.42) per share on a fully diluted basis for the prior year.

        Operating profits for the year ended December 31, 2001 were $178,000 or $0.03 per fully diluted share as compared to operating losses of $5,636,000 or ($1.02) per fully diluted share for the year ended December 31, 2000.

        Revenues for the fourth quarter ended December 31, 2001, were $2,125,000 as compared to revenues of $2,260,000 in the year-ago quarter. As previously announced, during the last month of the fourth quarter, A.D.A.M. lost approximately $315,000 of contractually obligated revenues that would have been recognized in the quarter due to the bankruptcy filing of Dr Koop LifeCare Corp.

        The Company reported a net loss in the fourth quarter of $444,000 or ($0.07) per share on a fully diluted basis. This loss includes an $84,000 realized loss on the DrKoop common shares held by A.D.A.M. as part of a restructured agreement it signed in 2000. Additionally, the Company recorded a $362,000 write down of a non-performing asset related to content management software purchased in 1999 and 2000 that would have been expensed in the first nine months of 2002. The Company took the write down of the older technology as a result of replacing it more rapidly than originally anticipated with a superior content management technology the Company purchased in 2001. This new platform will allow the Company to deliver products faster and more efficiently to its customers.

        Excluding the $362,000 write down of the non-performing asset, the Company would have reported a net loss of approximately $82,000 or ($0.01) per fully diluted share for the fourth quarter, in line with previous guidance. Also, excluding the asset write down, operating profits would have been $79,000 or approximately $0.01 per fully diluted share, also in line with previous guidance.

        ``We are very pleased with our outstanding execution and record performance for the year," said Robert S. Cramer, Jr., A.D.A.M.'s chairman and chief executive officer. "We delivered top-line growth and record income for the company even in a difficult economic environment.

        "We have been able to effectively transition our business into mainstream healthcare, demonstrating our leadership and the competitive advantage of our superior health information products. For example, we quickly established ourselves in the hospital sector as a leader and innovator. Our traction in this sector grew rapidly in the third and fourth quarters of 2001 and we are seeing accelerating deal flow in the first half of 2002. Our sales and marketing initiatives, together with our successful strategy of acquiring complementary products and customers will serve as key drivers for growth in 2002 and beyond. All this gives us great momentum as we expand our position in the important and growing health information sector," continued Cramer.

        Highlights for the fourth quarter and year 2001 include:

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  Record net income and operating profits for the year.

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  14 new direct healthcare provider contracts representing approximately 67 hospitals.

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  Key reseller agreements executed resulting in an additional 57 hospitals licensing A.D.A.M. products.

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  Replaced over $1,700,000 in lost revenues resulting from companies mostly in the Internet portal market that went out of business or terminated their contracts due to lack of funds in 2001.

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  Expanded the scope of A.D.A.M.'s product offerings and markets with the acquisition of Integrative Medicine Communications, Inc., a leading developer of complimentary and alternative medicine content.

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  Completed the translation of A.D.A.M.'s flagship Health Illustrated Encyclopedia and several other products into Spanish.

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  Received the URAC accreditation seal for health information. The seal indicates that A.D.A.M.'s Health Illustrated Encyclopedia and Pregnancy Health Center is in compliance with 53 standards of quality and accountability, verified by independent audit by the American Accreditation HealthCare Commission.

        ``The depth and breadth of A.D.A.M.'s health information solutions is an important factor of our success. We will continue to expand our products, business and revenues through a steady flow of exciting new products and synergistic acquisitions. In the first quarter of 2002 we completed additional asset acquisitions, concluded the merger of A.D.A.M. and Nidus Information Services, and are close to releasing the next generation of our health information platform. This is reflective of the strategy that will continue to drive our future growth and deliver excellent performance in 2002 and beyond," concluded Cramer.

        Looking forward to 2002, the Company reaffirms its previous guidance of revenues in the range of $12 to $13 million for the year, and slightly lowers its 2002 net income forecast to a range of $0.15 to $0.20 per fully diluted share from a range of $0.18 to $0.23 per fully diluted share to reflect the Company's decision to increase its sales and marketing efforts, primarily increasing its sales force. On a quarterly basis, the Company expects to report a loss of approximately $0.03 per fully diluted share for the first quarter of 2002 due primarily to contractually obligated revenue that was lost as a result of the Dr Koop LifeCare bankruptcy and the difficulty of replacing that revenue in a short period based on the Company's revenue recognition accounting policy for licensed products. The Company forecasts approximately a break-even second quarter, and expanding revenues and profitability in the third and fourth quarters. The Company also expects cash flow from operations to increase from approximately $3 million at the beginning of 2002 to approximately $5 million at the end of 2002.

        All net income forecasts, including the annual net income forecast, exclude any charges that may result from the accounting treatment of 231,438 variable stock options issued in January, 1999, at $5.25. Any charges that result from these variable options would be non-cash operating expenses and will be reported on a separate line item.

About A.D.A.M., Inc.

        For more than a decade, A.D.A.M. has been a leading developer of interactive health and medical information for consumers, students and healthcare professionals. A.D.A.M.'s products combine physician-reviewed text, medical illustrations, multimedia, and interactive tools and technology that explain complex medical and health information in a consumer-friendly manner.

Forward-Looking Statements

        Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. These statements, especially revenue and net income forecasts, involve a number of risks and uncertainties that could cause actual results, performance or developments to differ materially. Factors that could affect the company's actual results, performance or developments include general economic conditions, development of the Internet as a source of health information, pricing actions taken by competitors, demand for the company's health information, regulatory changes, and other laws that impact how the company conducts its business. A.D.A.M. disclaims any obligation or duty to update or correct any of its forward-looking statements.

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For further information, contact:

Kevin Noland
A.D.A.M., Inc.
770-980-0888
 ksnoland@adamcorp.com

A.D.A.M., Inc.

Condensed Statement of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2001	2000	2001	2000
Total revenues	$2,125	$2,260	$8,946	$8,621

Operating expenses:
Cost of revenues	736	221	1,588	742
General and administrative	529	635	2,156	3,323
Product and content development	477	594	2,243	4,091
Sales and marketing	510	523	1,961	2,957
Depreciation and amortization	156	160	820	2,410
Restructuring charges	—	120	—	734

Total operating expenses	2,408	2,253	8,768	14,257

Operating income (loss)	(283)	7	178	(5,636)
Interest income (expense), net	33	(50)	99	(987)
Realized loss on sale of investment securities	(84)	(1,105)	(146)	(1,105)
Realized gain on sale of assets	—	—	1,808	—

Income (loss) before losses from affiliate	(334)	(1,148)	1,939	(7,728)
Losses from affiliate	(110)	(43)	(342)	(126)

Net income (loss)	$(444)	$(1,191)	$1,597	$(7,854)

Basic net income (loss) per common share	$(0.07)	$(0.20)	$0.25	$(1.42)

Basic weighted average number of common shares outstanding	6,696	5,982	6,453	5,536

Diluted net income (loss) per common share	$(0.07)	$(0.20)	$0.24	$(1.42)

Diluted weighted average number of common shares outstanding	6,696	5,982	6,555	5,536

	Summary Balance Sheet Data
	12/31/2001	12/31/2000
Cash and short term investments	$2,939	$1,666
Accounts receivable-net	1,949	1,046
Total current assets	5,436	3,259
Goodwill	1,474	—
Total assets	9,861	6,817
Deferred revenue	1,621	2,479
Total liabilities	2,688	4,162
Shareholders' equity	7,173	2,655
Working capital	2,748	(903)

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A.D.A.M. Reports Record Revenues, Net Income and Operating Profits for 2001
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A.D.A.M., Inc. Condensed Statement of Operations (In thousands, except per share data) (unaudited)